ALAMO
GROUP

August 15, 2025

Robert Hureau
Via email

Dear Robert:

On behalf of the Board of Directors (the "Board") of the Alamo Group Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of the Company ("President and CEO"), effective as of September 2, 2025 (the "Effective Date"). This offer letter (this "Letter") sets forth the terms and conditions of your employment with the Company. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this Letter.

1. Duties and Responsibilities. Subject to satisfaction of all of the conditions set forth in this Letter, your anticipated start date as President and CEO is September 2, 2025. As President and CEO, you will have such duties, responsibilities and authority as are customary for the senior-most and principal executive officer of a publicly traded corporation. You will have an office at the Company's corporate headquarters in New Braunfels, Texas. Upon the Effective Date, you will be appointed as a member of the Board for the remainder of the current term and thereafter for so long as you are serving as CEO, the Company shall use commercially reasonable efforts to cause you to be nominated for election as a director and to be recommended to the stockholders for election as a director. During your service as President and CEO, you will report to the Board, and all employees of the Company and its subsidiaries shall report directly or indirectly to you. Your employment with the Company will be on an "at-will" basis, meaning that either the Company or you may terminate your employment at any time, with or without cause or advance notice. The Board expects you to devote substantially all of your business time, best efforts and attention to promote and advance the business of the Company and to perform diligently and faithfully all the duties, responsibilities and obligations of your position. You shall not be employed in any other business activity other than with the Company during your term as President & CEO. This restriction will not be construed as preventing you from (i) serving as a member of one (1) outside public or private company Board of Directors subject to prior approval by the Board and (ii) investing your personal assets in a business which does not compete with the Company where the form or manner of such investment will not require services of any significance on your part and provided that none of these activities interferes with the performance of your duties as President and CEO hereunder or creates a conflict of interest.

2. Base Salary. In consideration of your services, your base salary (the "Salary") will be $975,000.00 per year, less applicable payroll deductions and tax withholdings, payable on the Company's normal payroll schedule. Your Salary will be eligible for increase as part of any annual review process in which other senior executives of the Company participate.

3. Short-Term Incentive. You will be eligible to earn a performance cash bonus, with the target amount of such bonus equal to 110% of the Salary earned by you (the "Bonus"). The threshold and maximum performance targets to achieve the Bonus will be established annually by

the Company's Compensation Committee (the "Compensation Committee"), in its sole discretion. Whether or not you earn any portion of your Bonus in a given year will depend on the actual achievement by you and the Company of the performance goals established by the Compensation Committee, as determined by the Compensation Committee within its sole discretion, and is subject to your continued employment through the end of the performance period. For 2025, your Bonus target amount will be calculated based on a $475,000.00 target representing a partial year for 2025. In all events, any earned Bonus will be paid not later than March 15th of the year following the year as to which the Bonus is determined. The Bonus will be subject to any applicable Company "clawback" policies that may be in effect from time to time.

4. Welfare and Retirement Benefits. During your employment with the Company, you will be eligible to participate in the welfare and retirement employee benefit plans made available to executive officers of the Company under the terms of such plans, as they are in effect from time to time by the Company. The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion.

You will be eligible to participate in the Alamo Group 401(k) Plan (the "401K Plan") according to its terms and conditions, and an annual 401(k) restoration payment (the payment of which generally occurs in March each year), dependent on your annual deferral contributions to the 401K Plan and the results of the annual 401(k) discrimination testing as performed by Fidelity Investments, who serves as the 401K Plan custodian. The 401K Plan currently provides a 50% matching contribution up to 6% of your eligible cash contribution. The Company is planning to create a new supplemental retirement program for executives that will replace the Company's previous SERP program. You will be eligible to participate in the new program once it is established.

You will also be eligible to enroll in Alamo Group Health benefits on your first day of employment, and eligible to participate in all other employee benefits offered by Alamo Group, according to their terms and conditions.

5. Severance.

1. Change in Control Benefits. As part of your role as President and CEO, you will be granted a Change in Control and Severance Agreement (the "CIC Agreement"), and will receive the benefits as more fully described therein. A copy of the CIC Agreement is attached hereto as Exhibit A.

2. Non-Change in Control Benefits. You will also receive non-change in control severance benefits as outlined in greater detail in the CIC Agreement attached hereto as Exhibit A.

6. Annual Long-Term Incentive Awards. At the discretion of the Board, or the Compensation Committee, you will be eligible to receive annual grants of equity awards under the Company's long-term incentive plans in amounts that are commensurate with your position and performance. Such awards will generally be evidenced by an award agreement that is in substantially the form as approved by the Compensation Committee and will be subject to and on such other terms and conditions as required under the Company's then-effective equity plan or as set forth in the applicable award agreement. Any performance-based awards will also be subject to any applicable Company "clawback" policies that may be in effect from time to time. The Compensation Committee will recommend to the Board a Long-Term Incentive Target of $3,000,000 for the 2026 to 2028 performance period that will be established at the February 2026 Board meeting for a term of three years.

For the 2025 to 2027 performance period, the Company will recommend that the Board or Compensation Committee grant you, as soon as practicable after the Effective Date, equity awards for the performance period which began with the 2025 financial year under the Company's 2019 Equity Incentive Plan (the "Plan"), in an aggregate grant date fair value of $2,500,000, to be divided between the following awards:

1. $1,250,000 in grant date fair value in Restricted Stock Awards ("RSAs") under the terms and conditions of a Restricted Stock Award Agreement, a copy of which has been provided to you in connection with this letter. The RSA shall vest as to one-third of the number of RSAs on each of the first three anniversaries of the Effective Date, subject to your continued service through such date; and

2. $1,250,000 in grant date fair value in Performance Share Units ("PSUs"), under the terms and conditions of a Performance Share Unit Award Agreement, a copy of which has been provided to you in connection with this letter. The PSU shall vest following the 2027 performance period, subject to the achievement of the long-term performance targets already set by the Compensation Committee and approved by the Board following the 2027 performance period and subject to your continued service through the end of the performance period.

7. Sign-On Bonus. As an inducement to join the Company, the Company will recommend that the Board or the Compensation Committee grant, as soon as practicable after the Effective Date, a Restricted Stock Award in the amount of 5,000 shares under the Plan which shall vest as to one-third of the number of RSA's on each of the first three anniversaries of the Effective Date subject to your continued service through such date. The Company will also pay you a $200,000 cash sign-on bonus (the "Sign-On Bonus") to be paid on the first payroll date following the Effective Date. The cash Sign-On Bonus will become non-forfeitable on the first anniversary of the Effective Date. Should you voluntarily terminate your employment other than for Good Reason or be terminated for Cause (as those terms are defined in the CIC Agreement) in each case within one year of the Effective Date, you will be required to reimburse the Company for the amount of the Sign-On Bonus you received that is forfeitable hereunder within 30 days following the date of such termination, but only to the extent of the net amount you received for the Sign-On Bonus after taxes paid on such amount that was subject to forfeiture. In the event of your death, disability, or involuntary termination without Cause or resignation for Good Reason within one year of the Effective Date, or any termination of your employment on or after one-year of the Effective Date, the Sign-On Bonus will become non-forfeitable.

8. Relocation. In connection with your relocation to the New Braunfels, Texas area, the Company will reimburse you for reasonable costs you incur (i) related to selling your current home, including realtor commissions, closing costs and legal fees, and (ii) moving personal belongings and household items, within 30 days after receipt of an invoice for such costs. Should you voluntarily terminate your employment other than for Good Reason or be terminated for Cause, in each case within one year of the Effective Date, you will be required to reimburse the Company for the amounts paid to you pursuant to the preceding sentence within 30 days following the date of such termination, but only to the extent of the net amount you received after taxes paid on such amount.

9. Legal Expenses. The Company shall pay or you shall be reimbursed for your reasonable legal fees incurred in negotiating this offer and related agreements, up to a maximum of $25,000, within 30 days after receipt of an invoice for legal services.

10. Indemnification. In the event that you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this Letter or your employment hereunder, by reason of the fact that you are or were a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you shall be indemnified and held harmless by the Company, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees), which shall be advanced to you, except as otherwise provided by law. You will also be covered under any director and officer liability policy on terms no less favorable than those applicable to any other officer or director of the Company.

11. Governing Law. This Letter shall be governed by the laws of the state of Delaware, without regard to conflict of law principles. The terms and conditions of employment set forth in this Letter are deemed to be in compliance with applicable Federal and State laws and regulations, as well as policies and procedures affecting employment, benefits and compensation of which the Company reserves the right to revise or change at its sole discretion.

12. Contingent Offer. This offer is contingent upon:

- Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Effective Date;

- Satisfactory completion of reference checks;

- Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this Letter; and

- Your execution of the Company's enclosed CIC Agreement and Non-Disclosure and Non-Solicitation Agreement prior to the Effective Date.

13. Representations. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

14. Amendments. This Letter may only be modified pursuant to a written agreement signed by the Company and you.

15. Adherence to Policies and Standards: The President & CEO is expected to comply with the written policies, standards, rules and regulations of the Company from time to time established for the executive officers of the Company consistent with the Employee's position and level of authority. The CEO is expected to maintain the highest ethical standards of conduct.

16. Minimum Stock Ownership: You will also be subject to the Company's executive stock ownership holding requirements under the terms of the Company's Stock Ownership Guidelines, a copy of which will be provided to you. The current policy requires the President and Chief Executive Officer to own enough shares to have a value of at least five (5) times the value of your base salary. The Board allows for a reasonable time to reach this level after employment begins.

We are excited at the prospect of you becoming Alamo Group's next President & CEO. If you have any questions about the above details, please contact me. Once you are prepared to accept this position, please call me before signing the acceptance page and I will explain the next steps.

Very truly yours,

Richard W. Parod
Board Chair
Alamo Group Inc

ACCEPTANCE OF OFFER:

Robert P. Hurcau

Name: Robert P. Hurczu
Date: 8/15/2025